Exhibit 10.9

Dated 8 July 2014

GIDE LOYRETTE NOUEL LLP
as Landlord

and

ENDAVA (UK) LIMITED
as Tenant

and

ENDAVA LIMITED
as Guarantor

UNDERLEASE
relating to
of Part Level 13 (East), 125 Old Broad Street, London EC2

Watson, Farley & Williams

PRESCRIBED CLAUSES

LR1. Date of lease	8 July, 2014
LR2. Title number(s)	LR2.1 Landlord's title number(s) Title number(s) out of which this Lease is granted. Leave blank if title not registered EGL543245
LR2.2 Other title numbers Title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made) None
LR3. Parties to this Lease	Landlord GIDE LOYRETIE NOUEL LLP (Registration No. OC335508) whose registered office is at 125 Old Broad Street, London EC2N 1AR
Tenant ENDAVA (UK) LIMITED (Company Registration No. 03919935) whose registered office is at 125 Old Broad Street, London EC2N 1AR
Other parties ENDAVA LIMITED (Company Registration No. 05722669) whose registered office is at 125 Old Broad Street, London EC2N 1AR
LR4. Property	In the case of a conflict between this clause and the remainder of this Lease then, for the purposes of registration, this clause shall prevail.
See the definition of "Premises" in clause 1 of this Lease.
LR5. Prescribed statements etc.	LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003. None
LR5.2 This lease is made under, or by reference to, provisions of: None
LR6. Term for which the Property is leased	The term specified in this Lease in the Underlease Particulars.
LR7. Premium	None
LR8. Prohibitions or restrictions on disposing of this Lease	This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.	LR9.1 Tenant's contractual rights to renew this Lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None
LR9.2 Tenant's covenant to (or offer to) surrender this Lease None
LR9.3 Landlord's contractual rights to acquire this Lease None
LR10. Restrictive covenants given in this Lease by the Landlord in respect of land other than the Property	None
LR11. Easements	LR11.1 Easements granted by this Lease for the benefit of the Property The easements specified in Schedule 2 [Easements and Rights Granted] of this Lease.
LR11.2 Easements granted or reserved by this Lease over the Property for the benefit of other property The easements specified in Schedule 3 [Exceptions and Reservations] of this Lease.
LR12. Estate rentcharge burdening the Property	None
LR13. Application for standard form of restriction	None
LR14. Declaration of trust where there is more than one person comprising the Tenant	None

UNDERLEASE PARTICULARS

DATE:	July 8, 2014
LANDLORD:	GIDE LOYRETTE NOUEL LLP (Company Registration OC335508) whose registered office is at 125 Old Broad Street, London EC2N 1AR
TENANT:	ENDAVA (UK) LIMITED (Company Registration No. 03919935) whose registered office is at 125 Old Broad Street, London EC2N 1AR
GUARANTOR:	ENDAVA LIMITED (Company Registration No. 05722669) whose registered office is at 125 Old Broad Street, London EC2N 1AR
PREMISES:	Part Level 13 (East), 125 Old Broad Street, London EC2
TERM COMMENCEMENT DATE:	22 June 2015
TERM EXPIRY DATE:	20 July 2022
INITIAL RENT:	£314,940 per annum (exclusive of VAT)
RENT COMMENCEMENT DATE:	22 September 2015
RENT REVIEW DATE:	23 July 2018
PERMITTED USE:	Class B1(a) of the Schedule to the Town and Country Planning (Use Classes) Order 1987
LANDLORD'S/TENANT'S OPTION TO BREAK:	Mutual Break
LANDLORD AND TENANT ACT 1954:	Excluded
INTEREST ON LATE PAYMENTS:	4% above base rate of Royal Bank of Scotland Plc

Index

Clause		Page

1	Definitions	1
2	Interpretation	4
3	Demise and Rents	5
4	Tenant's Obligations	6
5	Landlord's Obligations	14
6	Services	14
7	Insurance	14
8	Guarantee and Guarantor's Indemnity	14
9	Other Agreements and Declarations	16
10	Prejudicial Information	21
11	Severance	22

Schedules

Schedule 1 (The Premises)		23
Schedule 2 (Easements and Rights Granted)		24
Schedule 3 (Exceptions and Reservations)		25
Schedule 4 (Covenants etc.)		26
Schedule 5 (Insurance and Repair of Damage)		27
Schedule 6 (Rent and Rent Review)		30

Execution

Execution Page		32

THIS UNDERLEASE is made on 8 July 2014
PARTIES

(1)	GIDE LOYRETTE NOUEL LLP (Company Registration No. OC335508) whose registered office is at 125 Old Broad Street, London EC2N 1AR (the "Landlord")

(2)	ENDAVA (UK) LIMITED (Company Registration No . 03919935) whose registered office is at 125 Old Broad Street, London EC2N 1AR (the "Tenant")

(3)	ENDAVA LIMITED (Company Registration No. 05722669) whose registered office is at 125 Old Broad Street, London EC2N lAR (the "Guarantor")
OPERATIVE PROVISIONS

1	DEFINITIONS
In this Lease the following expressions have the respective specified meanings (unless otherwise required by Clause 2 (Interpretation):
"Act of Terrorism" means:

(a)
an act or omission of any person acting on behalf of or in connection with any organisation with activities directed towards the overthrowing or influencing of Her Majesty's Government in the United Kingdom or any other government de jure or de facto by force or violence; and/or

(b)
any other like act or omission which at the relevant time is commonly regarded in the global insurance market as an act of terrorism and which is an exclusion of coverage in the policy or policies of insurance for the Building effected by the Landlord.

"Additional Common Parts" means the additional parts of the Premises which are available for common use to the Tenant in order to obtain access to and from the goods lift and fire exit staircases and the lavatories shown cross hatched green on Plan 1.
"Break Date" means 22 July 2018.
"Building" means the land and the buildings from time to time on it known as, 125 Old Broad Street London EC2 registered at HM Land Registry under freehold title NGL857853.
"Car Park" means the car park in basement level 2 and the lift/ramp giving access to it from ground level.
"Common Parts" means any pedestrian ways, circulation areas, entrance halls, lifts, lift shafts, landings, staircases, passages, forecourts, landscaped areas, and any other areas which are at any time during the Term provided for common use in the Offices, but excluding the Plant Area the Car Park the Loading Bay the Refuse Area and basement levels 1 and 2.
"Damage" and "Uninsured Damage" have the meanings given to them in Schedule 5
(Insurance and Repair of Damage).
"Development" has the meaning given by Planning Law.
"Enactment" means every Act of Parliament, directive and regulation and all subordinate legislation which, at any relevant time during the Term, has legal effect in England and Wales.
"Footpath" means that part of the adjoining property known as 60 Threadneedle Street, London registered at HM Land Registry with title number NGL857876 as is coloured orange on Plan 2.

"Group Company" means any company which is either the holding company of the Tenant or a wholly-owned subsidiary of the Tenant or of the Tenant's holding company, as those expressions are defined in section 1159(1) Companies Act 2006.
"Insurance Rent" means the Insurance Rent payable by the Landlord under the terms of the Superior Lease.
"Insured Risks" means loss, damage or destruction whether total or partial caused by fire, lightning, explosion, riot, civil commotion, strikes, labour and political disturbances and malicious damage, aircraft and aerial devices (other than hostile aircraft and devices) and articles accidentally dropped from them, Acts of Terrorism, storm, tempest, flood, bursting or overflowing of water tanks and pipes, impact, earthquake and accidental damage to underground water, oil and gas pipes or electricity wires and cables, subsidence, ground slip and heave and such other risks or perils against the occurrence of which the Superior Landlord may from time to time in its absolute discretion deem it desirable to insure subject to such exclusions and limitations as are from time to time imposed by the insurers and subject also to the exclusion of such of the risks specifically herein before mentioned as the Superior Landlord may in its discretion decide where insurance cover in respect of the risk in question is not for the time being available in the London insurance market on reasonable terms.
"Lettable Unit" means any unit of accommodation in the Building which is intended by the Landlord or the Superior Landlord to be for separate occupation.
"Loading Bay" means the loading bay at ground floor level.
"Net Internal Area" means net internal area as defined in the Code of Measuring Practice published on behalf of The Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (sixth edition).
"Offices" means the Building excluding:

(a)	the Retail areas; and

(b)	the Car Park;
"Order" means The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.
"Outside Normal Business Hours Charge" means, for any Accounting Period, all expenditure invoiced to the Landlord by the Superior Landlord for providing any of the Office Services (as defined in the Superior Lease) outside Normal Business Hours at the request of the Tenant and in discharging the costs specified in Part IV of schedule 6 of the Superior Lease related to that provision.
"Permitted Use" means use as good quality offices for any purpose within Class B1(a) (but not for any other purpose within that Use Class) of the schedule to the Town and Country Planning (Use Classes) Order 1987.
"Planning Law" means every Enactment and, to the extent they relate to the Building, every planning permission, statutory consent and agreement, made pursuant to any Enactment for the time being in force, relating to the use, development and occupation of land and buildings.
"Plan 1" means the plan annexed to this Lease and marked Plan 1.
"Plan 2" means the plan annexed to this Lease and marked Plan 2.
"Plant Area" means the plant area at level 27 of the Building.

"Premises" means the premises described in Schedule 1 (The Premises) and all permitted additions alterations and improvements made to them but excludes:

(a)	tenant's fixtures and fittings; and

(b)	any tenant's plant whether within or outside the boundaries of the Premises.
"Public Authority" means any government department; public, local, regulatory, fire and any other authority; any institution having functions which extend to the Premises or their use or occupation; any court of law; any company or authority responsible for the supply of utilities; and any of their duly authorised officers.
"Refuse Area" means the refuse area at ground floor level.
"Rent" means the annual rent payable under this Lease for each year of the Term. The annual rent payable under this Lease from the Rent Commencement Date until the Rent Review Date is £314,940 per annum exclusive of VAT (the "Initial Rent"). Following the Rent Review Date, the annual rent will be calculated in accordance with the provisions of Schedule 6 (Rent and Rent Review).
"Rent Commencement Date" means 22 September 2015.
"Rent Review Date" means 23 July 2018.
"Retail Areas" means any part of the Building intended to be let for retail purposes.
"Review Rent" has the meaning given to that term in Schedule 6 (Rent and Rent Review).
"Review Surveyor" has the meaning given to that term in Schedule 6 (Rent and Rent Review).
"Second Lease" means the Underlease dated 8 July 2014 and made between (1) Gide Loyrette Nouel LLP, (2) Endava (UK) Limited and (3) Endava Limited of the premises known as 13th Floor (West), 125 Old Broad Street, London EC2N lAR as more particularly described in that Underlease.
"Service Charge" means the service charge, including the interim sum, payable by the Landlord to the Superior Landlord pursuant to the Superior Lease.
"Service Charge Expenditure" means the Service Charge, Utilities Charge and the Outside Normal Business Hours Charge.
"Service Media" means all the apparatus in the Building which supplies, controls and monitors services to or from the Building and all water supply pipes, any type of drain, gas and other fuel pipes, the Landlord's base build HVAC services comprising the fan-coil units and associated controls, fresh air supply and extract and fire and life safety systems, electricity and telephone cables and all other common conducting media.
"Services" means the services provided by the Superior Landlord as detailed in schedules 5 and 6 of the Superior Lease.
"Specification" means the specification annexed entitled "125 Old Broad Street - Reinstatement Specification".
"Stipulated Rate" means a yearly rate of interest, calculated on a daily basis, four per cent above the base rate of Royal Bank of Scotland Plc or of such other bank (being generally recognised as a clearing bank in the London money market) as the Landlord may nominate at any time.
"Superior Landlord" means the person for the time being entitled to any estate in the Premises which is reversionary (whether mediate or immediate) upon this Lease.

"Superior Lease" means a lease of Level 13, 125 Old Broad Street, London EC2N 1AR dated 5 August 2008 and made between (1) the Superior Landlord (2) the Landlord and (3) Pierre Raoul-Duval and Xavier de Kergommeaux (acting on behalf of the partners of Gide Loyrette Nouel AARPI) of the Superior Lease Premises and includes all deeds or documents entered into supplemental to it.
"Superior Lease Premises" means all the premises comprised in the Superior Lease.
"Term" means the term commencing on and including the Term Commencement Date and expiring on 20 July 2022.
"Term Commencement Date" means 22 June 2015.
"Utilities Charge" means the utilities charge payable by the Landlord to the Superior Landlord pursuant to the Superior Lease.
"VAT" means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for, or levied in addition to, it).
"Wireless Data Services" means the provision of wireless data, voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network mobile network or telecom system and which involves a wireless or mobile device.
"1954 Act" means The Landlord and Tenant Act 1954.
"1995 Act" means The Landlord and Tenant (Covenants) Act 1995.

2	INTERPRETATION
In this Lease:

2.1	Where a party comprises more than one person, obligations of that party take effect as joint and several obligations.

2.2
An obligation by the Tenant not to do (or omit) any act or thing also operates as an obligation not to permit or suffer it to be done (or omitted) and to prevent (or as the case may be) to require it being done.

2.3	References to:

(a)
any Clause or Schedule are references to the relevant Clause or Schedule of this Lease and any reference to a Sub-clause or paragraph is a reference to that Sub-clause or paragraph of the Clause or schedule in which the reference appears and headings shall not affect the construction of this Lease;

(b)
any right of or obligation to permit the Landlord to enter the Premises shall also be construed, subject to the proviso to Clause 4.9 (Entry by the Landlord), as entitling the Landlord to remain on the Premises with or without equipment and permitting such right to be exercised by all persons authorised by the Landlord and where appropriate will also be exercisable by the Superior Landlord and all persons authorised by him;

(c)
any consent or approval of the Landlord, or words to similar effect, mean a consent in writing signed by or on behalf of the Landlord and given before the act requiring consent or approval and any such reference which states that the consent or approval will not be unreasonably withheld also means that it will not be unreasonably delayed and such obligation includes where necessary an obligation to obtain the consent or approval in writing of the Superior Landlord;

(d)	the Premises (except in the definition of Premises and in Clause 4.15 (Dealings with the lease)) extend, where the context permits, to any part of the Premises;

(e)
a specific Enactment includes every statutory modification, consolidation and re-enactment and statutory extension of it for the time being in force, except in relation to the Town and Country Planning (Use Classes) Order 1987, which shall be interpreted exclusively by reference to the original provisions of Statutory Instrument 1987 No 764 whether or not it may have been revoked or modified;

(f)	the last year of the Term includes the final year of the Term if this Lease determines otherwise than by passing of time and references to the expiry of the Term include that type of determination;

(g)	rents or other sums being due from the Tenant to the Landlord mean that they are exclusive of any VAT; and

(h)	the Tenant's obligations mean the Tenant's obligations under this Lease and under every agreement which is supplemental or collateral to this Lease.

2.4	The information contained in the "Underlease Particulars" shall not affect the construction of this Lease and has been included for convenience only.

2.5	The expression "this Lease" means this Lease and any document which is supplemental hereto or which is collateral herewith or which is entered into pursuant to or in accordance with the terms hereof.

3	DEMISE AND RENTS
The Landlord DEMISES the Premises to the Tenant TOGETHER WITH (in common with all other persons from time to time entitled to them) the rights specified in Schedule 2 (Easements and Rights Granted), EXCEPT and RESERVED to the Landlord, the Superior Landlord and all other persons authorised by them at any time during the Term or otherwise entitled to exercise them, the rights specified in Schedule 3 (Exceptions and Reservations) TO HOLD the Premises to the Tenant for the Term SUBJECT to the matters referred to in Schedule 4 (Covenants etc.) in so far as the same are still subsisting and capable of being enforced against the Premises or the Tenant or an occupier of the Premises,
THE TENANT PAYING TO THE LANDLORD:
FIRST, yearly and proportionately for any part of a year, the Rent by equal quarterly payments in advance on the usual quarter days in every year, the first such payment or a proportionate part of it in respect of the period commencing on the Rent Commencement Date to but excluding the quarter day next after the date thereof to be made on the Rent Commencement Date;
SECONDLY, during the Term, as additional rent 47% of the Service Charge on account by equal quarterly payments to be made in advance on the usual quarter days in every year the first such payment or a proportionate part of it in respect of the period commencing on the Term Commencement Date to but excluding the next quarter day after the date of this Lease to be made on the Term Commencement Date;
THIRDLY, during the Term, as additional rent payable on demand, 47% of the Insurance Rent;
FOURTHLY, during the Term, as additional rent payable on demand, the Outside Normal Business Hours Charge and 47% of the Utilities Charge;
FIFTHLY, as additional rent payable within 14 days of demand, interest at the Stipulated Rate on any sum owed by the Tenant to the Landlord pursuant to the Tenant's obligations, whether or not as rent, which is not received by the Landlord on the due date (or, in the case of money due only on demand, within seven days after the date of demand), calculated for the period commencing on the due payment date and ending on the date the sum (and the interest) is received by the Landlord; and
SIXTHLY, during the Term, as additional rent, all VAT for which the Landlord is or may become liable on the supply by the Landlord to the Tenant under or in connection with this Lease or the interest created by it and of any other supplies, whether of goods or services, such rent to be paid at the same time as the other rents or sums to which it relates.

4	TENANT'S OBLIGATIONS
The Tenant agrees with the Landlord:

4.1	Rent
To pay the rents reserved by this Lease on the days and in the manner set out in Clause 3 (Demise and Rents) without deduction or set off (except where required by law) and (unless the Landlord agrees otherwise) to pay the rent first reserved (together with any VAT on it) by banker's standing order or other method of direct electronic transfer to such bank which is generally recognised as a clearing bank in the London money market as the Landlord may nominate at any time.

4.2	VAT
If the Tenant is required to pay any amount to the Landlord under this Lease by way of reimbursement or indemnity, also to pay the Landlord an amount equal to any VAT incurred by the Landlord on the amount being reimbursed or indemnified, except to the extent:

(a)	the Landlord obtains credit for such VAT pursuant to sections 24, 25 and 26 Value Added Tax Act 1994 or any regulations made under them; or

(b)	the VAT is taken into account in the Service Charge.

4.3	Outgoings

(a)
To pay all rates and other outgoings assessed on the Premises or on their owner or occupier during the Term (and a proper proportion, reasonably determined by the Landlord as being attributable to the Premises, of any rates and other outgoings assessed on the Premises in common with other premises or on their owners or occupiers) excluding, without prejudice to the rent sixthly reserved and to Clause 4.2 (VAT) any tax payable by the Landlord as a result of any actual or implied dealing with the reversion of this Lease or of the Landlord's receipt of income.

(b)	To pay all charges for water gas and electricity (including meter rents) consumed in the Premises during the Term.

4.4	Compliance with Enactments
To comply with all Enactments and with the requirements of every Public Authority affecting the Premises, their use, occupation, employment of people in them and any work being carried out to them (whether the requirements are imposed upon the owner, lessee or occupier) and not to do or omit anything by which the Landlord may incur any liability under any Enactment or requirement of a Public Authority.

4.5	Official communications
Without any delay, to supply the Landlord with a certified copy of any official communication received from, or proposal made by, any Public Authority and to comply fully with its provisions at the Tenant's cost, except that (if requested by and at the cost of the Landlord) the Tenant shall make such representations as the Landlord may require against any communication or proposal, so long as the representations do not conflict with the Tenant's rights under this Lease.

4.6	Repair
Well and substantially to repair the Premises and maintain and keep them in good and substantial repair and condition PROVIDED THAT the Tenant is not obliged to carry out any work in respect of Damage or Uninsured Damage.

4.7	Decoration and general condition

(a)
To keep the Premises clean and in the last year of the Term, to redecorate and treat the Premises with appropriate materials in a good and workmanlike manner and in a colour scheme and with materials approved by the Landlord but the Tenant shall not be obliged to redecorate or treat the Premises if the need to do so is caused by any of the Insured Risks, to the extent that the insurance money is not rendered irrecoverable or insufficient because of some act or default of the Tenant or of any person deriving title from it or their respective servants or agents.

(b)	Without prejudice to the generality of Clause 4.7(a) to clean as frequently as reasonably necessary the interior of the window glazing in the Premises.

4.8	Refuse
Not to deposit any refuse on any part of, or outside, the Premises (except in accordance with paragraph 4 of Schedule 2 (Easements and Rights Granted)).

4.9	Entry by the Landlord
To permit the Landlord, at reasonable times on reasonable prior notice (except in an emergency), to enter the Premises in order to:

(a)	investigate whether the Tenant has complied with its obligations;

(b)	take any measurement or valuation of the Premises;

(c)	inspect and carry out work to the Building which, otherwise, could not be inspected or carried out;

(d)	read any electricity water and other check meters installed within the Premises;

(e)
within the last six months of the Term affix and retain on the Premises, without interference but in a position which does not materially affect their amenity, a notice for their disposal and to allow the Landlord to show the Premises to prospective purchasers and their agents or, during the last six months of the Term, to prospective tenants and their agents;

(f)	enable the Landlord to comply with the covenants on his part and the conditions contained in the Superior Lease; and

(g)	to exercise the rights described in Schedule 3 (Exceptions and Reservations), provided that the Landlord or other person exercising such rights shall cause as little damage and interference as is reasonably possible with the Tenant's use of the Premises for its business (except where it is necessary to do so in order to comply with any obligation to the Tenant) and the Landlord shall straightaway make good any damage caused to the Premises and to any of the Tenant's chattels, unless the right is exercised because of some breach of the Tenant's obligations and provided further that the Landlord or other person exercising such rights complies with the reasonable security requirements of the Tenant or other occupier and where requisite the Landlord or other person exercising such rights shall only exercise such rights while accompanied by a representative of the Tenant or occupier of the relevant part of the Premises subject to such a representative being made available at reasonable times on reasonable request by the Landlord and if such representative is not made available after a reasonable period after such request (or in the case of emergency) entry may be made without such a representative.

4.10	Remedying breaches

(a)	To comply with any notice requiring the Tenant to remedy any breach of its obligations.

(b)	If the Tenant does not comply with any such notice within a reasonable time, to permit the Landlord to enter the Premises to remedy the breach, as the Tenant's agent.

(c)	To pay to the Landlord, as a debt and on demand, all the costs and expenses properly incurred by the Landlord in exercising its rights under this Clause.

4.11	Preserving rights

(a)	At the Landlord's cost to preserve all rights of light and other easements belonging to the Premises and not to give any acknowledgement that they are enjoyed by consent.

(b)
Otherwise than at the Landlord's cost not to do or omit anything which might subject the Premises to any new easement and to notify the Landlord, without any delay, of any encroachment which might have that effect.

4.12	Alterations

(a)	Not to carry out:

(i)	any Development;

(ii)	any works to or affecting any structural element of the Building;

(iii)	any work affecting the external appearance of the Premises or the Building;

(iv)	any replacement of the blinds on the inside of the external windows of the said premises other than with blinds of the same appearance and design;

(v)	the erection of any structure on the Premises.

(b)	Not to make any other alteration or addition to the Premises without the Landlord's consent which shall not be unreasonably withheld.

(c)
Not to make any alterations or additions to the electrical wiring and installations within the Premises which would result in a loading on such wiring or installations beyond that which they are designed to bear and not to make any other alterations or additions to the electrical wiring and installations in the Premises to the extent that they are comprised within the Service Media otherwise than in accordance with the conditions laid down by the Institution of Electrical Engineers and/or other regulations of the relevant statutory undertaker.

(d)
Not without the Landlord's consent which shall not be unreasonably withheld install or maintain within the Premises any equipment or systems providing Wireless Data Services in such a manner as is likely to have an adverse effect on other tenant's equipment or systems within the Building or the Service Media.

4.13	Use
Not to use the Premises:

(a)	for any purpose which causes a nuisance, disturbance or obstruction to any person or property;

(b)
for any public auction or public meeting or for any noxious, noisy, or immoral activity, or for residential purposes and not to transact any business on the Common Parts or the Additional Common Parts; or

(c)	(without prejudice to the preceding paragraphs of this Clause) except for the Permitted Use.

4.14	Signs, aerials etc.
Not to display any type of sign or advertisement so as to be visible from outside the Building otherwise than permitted in Schedule 2 (Easements and Rights Granted).

4.15	Dealings with the lease

(a)	In Clause 4.15 (Dealings with the lease), any reference to a transfer includes an assignment.

(b)	Not to transfer, mortgage, charge, hold on trust for another, underlet or otherwise part with possession of part only of the Premises.

(c)
Not to transfer, mortgage, charge, hold on trust for another, underlet or otherwise part with possession of the whole of the Premises, except that the Tenant may transfer the whole of the Premises if, before the transfer is completed, the Tenant complies with the conditions described in Clause 4.15(d).

(d)
(Transfer). Not to transfer the whole of the Premises without complying with the following conditions (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and which operate without prejudice to the Landlord's right to withhold consent on any reasonable ground):

(i)
that the Tenant if reasonably required by the Landlord enters into an authorised guarantee agreement, as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995, with the Landlord in a form which the Landlord reasonably requires; and

(ii)
that any guarantor of the Tenant's obligations if reasonably required by the Landlord guarantees to the Landlord that the Tenant will comply with the authorised guarantee agreement in a form which the Landlord reasonably requires; and

(iii)	that the Tenant has paid to the Landlord all rents reserved and other sums properly due under this Lease prior to the date of assignment; and

(iv)	that there ore no breaches of the Tenant's covenants contained in this Lease prior to the date of the assignment; and

(v)	that, subject as provided in paragraph (iv) and if the Landlord so reasonably requires, the proposed transferee procures one, but not both, of the following:

(A)	covenants with the Landlord by an additional guarantor or guarantors approved by the Landlord (who shall act reasonably in giving its approval), in terms reasonably required by the Landlord; or

(B)
a deposit with the Landlord of an amount in cleared funds equal to one half of the then current yearly rent first reserved by this Lease and an amount equal to VAT on that amount, on terms which the Landlord reasonably requires; and

(vi)	if the proposed transfer is to a Group Company; and

(A)	if the Tenant's obligations, or any of them, are guaranteed by another Group Company, that such Group Company covenants with the Landlord in terms reasonably required by the Landlord; or

(B)
if the Tenant's obligations are not guaranteed by another Group Company and if the transferee is not, in the Landlord's reasonable opinion, of equal financial standing to the Tenant, that the proposed transferee procures covenants by a Group Company other than the Tenant and the transferee and which is, in the Landlord's reasonable opinion, of equal financial standing to the Tenant, in a form which the Landlord reasonably requires; and

(C)
whether or not paragraph (4)(a) or (4)(b) applies, if the Tenant's obligations, or any of them, are secured by a security deposit, the proposed transferee procures a deposit with the Landlord of the amount and on terms described in paragraph (3)(b); and

(vii)	that the Landlord's consent, which will not be unreasonably withheld, is obtained to, and within three months before, the transfer.

PROVIDED THAT prior to the expiry of the term of the Second Lease, the Tenant may not transfer or assign the whole of the Premises without also transferring or assigning the Second Lease to the same transferee or assignee at the same time. The assignment of the Second Lease shall be governed by the terms of the Second Lease.

(e)
(Sharing occupation). Not to share the occupation of the Premises or any part of them except that the Tenant may share occupation with a person which is, but only for so long as it remains, a Group Company provided the Tenant does not grant any such person sharing occupation exclusive possession nor create any relationship of landlord and tenant, nor otherwise transfer or create a legal estate, and the Tenant shall notify the Landlord of the identity of each person in occupation.

4.16	Notifying Landlord of dealings with the lease
Within 28 days after any disposition or devolution of this Lease, or of any estate or interest in or derived out of it, to give the Landlord notice of the relevant transaction with a certified copy of the relevant document, and to pay the Landlord's solicitors a fair and reasonable fee of not less than fifty pounds for registering each notice.

4.17	Payment of cost of notices, consents etc.
To pay the Landlord on demand all reasonable and proper expenses (including bailiffs' and consultants' fees) properly incurred by the Landlord and the Superior Landlord in connection with:-

(a)
the preparation and service of a notice under section 146 Law of Property Act 1925, or in contemplation of any proceedings under sections 146 or 147 of that Act, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

(b)
every step taken during or within a reasonable time after the expiry of the Term (being in any event no longer than 12 months thereafter) in connection with the enforcement of the Tenant's obligations, including the service or proposed service of all notices and schedules of dilapidations and reasonable consultants' fees incurred in monitoring any action taken to remedy any breach of the Tenant's obligations; and

(c)	every application for consent or approval under this Lease, even if the application is withdrawn or properly refused.

4.18	Installing machinery in the Premises
Not to install in the Premises any plant or machinery, other than usual office equipment, without the Landlord's consent which shall not be unreasonably withheld but no plant or machinery shall be installed or operated in the Premises and nothing shall be done or omitted in them which may cause:

(a)	the efficiency of the heating, ventilation, air conditioning and cooling systems installed in the Building to be diminished or impaired in any way; or

(b)	any interference or other intrusive effect on any other part of the Building or other adjoining property or persons outside the Premises.

4.19	Obstruction/overloading
Not to obstruct:

(a)	or damage any part of the Building or the Footpath or exercise any of the rights granted by this Lease in a way which causes an actionable nuisance or a material disturbance;

(b)	any means of escape;

(c)	or discharge any deleterious matter into:

(i)	any conduit serving the Premises and, to the extent they lie within the Premises, to keep them clear and functioning properly; or

(ii)	any Service Media;

(d)	or stop-up or obscure any openings of the Premises;

(e)	any notice erected on the Premises, including any erected by the Landlord in accordance with its powers under this Lease, nor to overload or cause undue strain to the Premises, the Service Media or any other part of the Building.

4.20	Goods delivery/parking
To ensure that all loading and unloading activities ore carried out only by using the service accesses and goods lifts designated by the Landlord for the Tenant's use.

4.21	Complying with Planning Law and compensation

(a)	Without prejudice to Clause 4.4 (Compliance with Enactments) to comply with the provisions and requirements of Planning Law relating to or affecting:

(i)	the Premises;

(ii)	any operations works acts or things carried out executed done or omitted on the Premises;

(iii)	the use of the Premises;

(iv)	the use of (and the exercise of any other rights hereunder in respect of) any other parts of the Building.

(b)
Subject to the provisions of paragraph 4.21(c) of this Sub-clause as often as occasion requires during the Term at the Tenant's expense to obtain and if appropriate renew all planning permissions (and serve all notices) required under Planning Law in respect of the Premises whether for carrying out by the Tenant of any operations or the institution or continuance by the Tenant of any use of the Premises or any part thereof or otherwise.

(c)
Not without the Landlord's consent to apply for any planning permission relating to the Premises (and not to apply for any such planning permission relating to any other part of the Building) but so that subject to compliance with paragraph 4.21(e) of this Sub-clause the Landlord's consent shall not be unreasonably withheld to the making of a planning application in respect of the Premises relating to any operations or use or other thing (if any) which assuming it to be implemented in accordance with Planning Law would otherwise not be in breach of the provisions of this Lease.

(d)	If the Landlord so requires in connection with any relevant proposal by the Tenant to apply for a determination under section 192 Town and Country Planning Act 1990.

(e)
If the Landlord consents in principle to any application by the Tenant for planning permission to submit a draft of the application to the Landlord for its approval and to give effect to its reasonable requirements in respect thereof and if and to the extent the Landlord so requires to lodge the application with the relevant authority in the joint names of the Landlord and the Tenant and in duplicate.

(f)
Not to implement any planning permission before the Landlord has acknowledged that its terms are acceptable nor before the Landlord has received any cash or other security which it reasonably requires for compliance with any conditions imposed by the planning permission.

(g)
Unless the Landlord otherwise directs to complete before the expiry of the Term all works on the Premises required as a condition of any planning permission implemented by the Tenant or by any person claiming under or through it.

(h)
If the Tenant receives or is entitled to receive any statutory compensation under any Enactment in relation to its interest in the Premises the Tenant shall on any determination of its interest prior to the expiry of this Lease by effluxion of time forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation.

4.22	Indemnifying the Landlord
To indemnify the Landlord within 14 days of demand against all consequences of any breach of any of the Tenant's obligations (including all costs reasonably and properly incurred by the Landlord in an attempt to mitigate any such breach) provided that the Landlord shall in relation to all indemnities given by the Tenant in this Lease and prior to any demand for payment being made:

(a)	as soon as reasonably practicable give the Tenant written notice and full details of any claim;

(b)	consider written representations made by the Tenant relating to any claim;

(c)	not settle or compromise any claim without having given the Tenant reasonable opportunity to make representations to the Landlord; and

(d)	use all reasonable endeavours to mitigate as far as practicable any loss or cost incurred or caused to it as a result of any such claim.

4.23	Notifying defects in the Premises
To notify the Landlord without any delay about any defect in the Premises which becomes known to the Tenant and which might give rise to:

(a)	an obligation on the Landlord to do, or refrain from doing, anything in relation to the Premises; or

(b)	any duty of care, or the need to discharge such duty, imposed by the Defective Premises Act 1972, and always to display such notices as the Landlord may, at any time, reasonably require to be displayed at the Premises relating to their state of repair and condition.

4.24	Dangerous and contaminative materials
Not to keep or use or permit or suffer to be kept or used in or about the Premises any dangerous, contaminative or other materials (other than cleaning products for the Premises) which might cause harm to any person or land and, if there is any breach of that obligation, to remove all trace of the material from the affected land and to leave it in a clean and safe condition.

4.25	Returning the Premises to the Landlord

(a)	On the termination of the tenancy created by this Lease to remove:

(i)	all chattels, tenant's fixtures and fittings, furniture and belongings; and

(ii)	all alterations and additions made to the Premises at any time by the Tenant or by any person deriving title from it and quietly to yield up the Premises and the premises demised by the Second Lease so that at the end of the Term the whole of level 13 (comprising the premises demised to the Landlord under the Superior Lease, for the avoidance of doubt with any works dividing the floor removed) is reinstated and restored to category A specification in accordance with the Specification and in the condition decorative order and layout otherwise required by this Lease and any licences or consents issued under it and to make good any damage so caused in a proper and workmanlike manner to the Landlord's reasonable satisfaction and to return all keys to the Landlord provided that the Tenant may request the Landlord no later than seven months prior to the expiry of the Term to notify the Tenant of any such items that the Landlord does not require reinstating in accordance with this Clause but any such decision as to what items are not to be reinstated and restored in accordance with the Specification shall be at the discretion of the Landlord and provided that if the Landlord has not served on the Tenant a schedule of disrepair or dilapidation within 3 months from the end of the Term then the Tenant is deemed to have yielded up the Premises in compliance with the terms of this Clause 4.25 (Returning the Premises to the Landlord) .

(b)
The Tenant irrevocably authorises the Landlord to remove and dispose of any chattels which may be left in the Premises after the Tenant has quit them (without being obliged to obtain any consideration for the disposal) and the Tenant irrevocably declares that any such chattels will stand abandoned by it.

4.26	Regulations and Covenants
To comply with:

(a)
all reasonable regulations made by the Landlord or the Superior Landlord from time to time and notified to the Tenant in writing for the good management of the Building and the Footpath so long as the regulations are made in the interests of good estate management and do not conflict with any express right of the Tenant under this Lease provided always that if there shall be any inconsistency between the terms of this Lease and any of the said regulations then the terms of this Lease shall prevail.

(b)
all covenants and other matters affecting the Premises and not to interfere with any rights, easements or other matters affecting the Premises including in each case, but not limited to, those contained or referred to in the documents referred to in Schedule 4 (Covenants etc.) save for those contained or referred to in entry no. 6 in the property register of title number NGL857873 dated the date of this Lease .

4.27	Security and access
To use all reasonable endeavours to ensure that the Tenant's visitors to the Premises observe any applicable security regulations.

4.28	Land Registry

(a)
To make due application to the Land Registry for the cancellation of any notice of, or relating to, this Lease or any document supplemental or collateral to it as and when such notice is no longer relevant or required to protect the interest of the Tenant or any permitted undertenant and, on request, to supply the Landlord with a copy of the application.

(b)	For the purpose of securing the Tenant's obligation in Clause 4.28(a) the Tenant hereby irrevocably appoints the Landlord and its successors in title severally as attorney of the Tenant and in its name (and with power to appoint the Landlord's solicitors as substitute attorney) to make any application referred to in that Clause, but only if the Tenant is in breach of obligation to apply itself.

4.29	Superior Lease
To observe and perform the covenants and conditions on the part of the tenant contained in the Superior Lease (other than the payment of the rents reserved), so far as they relate to the Premises, except in so far as the Landlord expressly covenants in this Lease to observe and perform them, and to indemnify the Landlord from and against any actions, proceedings, costs, claims, damages, expenses or losses arising from any breach, non-observance or non-performance of those covenants and conditions.

5	LANDLORD'S OBLIGATIONS
The Landlord agrees with the Tenant:

5.1	Quiet enjoyment
That, if the Tenant observes and performs its obligations, the Tenant may peaceably hold and enjoy the Premises without any lawful interruption by the Landlord or any person rightfully claiming through, under or in trust for it.

5.2	Superior Lease

(a)
The Landlord shall pay the rents due pursuant to the Superior Lease and on the request and at the expense of the Tenant the Landlord shall take all reasonable steps to enforce the covenants on the part of the Superior Landlord contained in the Superior Lease.

(b)
The Landlord shall take all reasonable steps (but which shall not require the Landlord to commence court proceedings) at the Tenant's expense to obtain the consent of the Superior Landlord whenever the Tenant makes application for any consent required under this Lease where the consent of both the Landlord and the Superior Landlord is needed by virtue of this Lease and the Superior Lease subject to the Tenant providing sufficient information (at its own cost) to the Landlord in order to make such an application and the Tenant providing all reasonable assistance generally to the Landlord in making such an application.

5.3	Warranties
The Landlord shall use reasonable endeavours to indemnify the Tenant against any physical damage to the Premises arising in respect of any defects that may occur in the condition of the Premises as a result of the Superior Landlord's works to the Building provided that;

(a)
this obligation shall only apply if the Landlord would be entitled to claim and seek redress from the contractor or relevant member of the professional team from whom it has been given a collateral warranty; and

(b)	on the basis that the Landlord is obliged to use reasonable endeavours to make a claim as aforesaid (and shall not be obliged to commence legal action to do so); and

(c)	the contractor or relevant member of the professional team is not insolvent (or has otherwise not ceased to trade).

6	SERVICES

6.1
Subject to payment by the Tenant of the Service Charge Expenditure the Landlord will use all reasonable endeavours to enforce the Superior Landlord's obligations contained in schedules 5 and 6 of the Superior Lease relating to the provision of the Services.

6.2
The Landlord will provide the Tenant with a copy of the service charge certificate provided to it under the terms of the Superior Lease as soon as reasonably practicable following receipt of it from the Superior Landlord.

7	INSURANCE
Schedule 5 (Insurance and Repair of Damage) applies.

8	GUARANTEE AND GUARANTOR'S INDEMNITY
The Guarantor at the request of the Tenant and in consideration of the grant of this Underlease covenants and agrees with the Landlord that during the period that this Underlease is vested in the original Tenant which period shall include any period of holding over continuation or extension of the Term whether by any Enactment common law or otherwise:

8.1
The rents reserved by this Underlease shall be duly paid and that all the Tenant's obligations contained in it shall be performed and observed in the manner and at the times herein specified and that if there is any default in paying the rents or in performing and observing the Tenant's obligations (notwithstanding any time or indulgence granted by the Landlord to the Tenant or compromise neglect or forbearance on the part of the Landlord in enforcing the observance and performance of the Tenant's obligations in this Underlease or any refusal by the Landlord to accept rents tendered by or on behalf of the Tenant) the Guarantor will observe and perform the obligations in respect of which the Tenant shall be in default and will on demand and on a full indemnity basis pay to the Landlord an amount equivalent to the rents or other amounts not paid and/or any loss damage costs charges expenses or any other liability incurred or suffered by the Landlord as a result of the default (and in the event of non-payment shall pay interest at the Stipulated Rate from the date of demand to the Guarantor until the date of payment) and will otherwise indemnify and hold harmless the Landlord against all actions claims costs damages demands expenses losses and proceedings arising from or incurred by the Landlord as a result of such non-performance or non-observance.

8.2
If any liquidator or other person having power to do so disclaims this Underlease or if it shall be forfeited or if the Tenant ceases to exist and if the Landlord by written notice served within three months after the date of disclaimer or forfeiture or the Landlord having actual knowledge of the cesser of existence of the Tenant (each a "Trigger Event") requires the Guarantor to enter as tenant thereunder into a lease and any supplemental documents of the Premises for a term computed from the date of the Trigger Event to the date on which the Term would have expired by effluxion of time and at the same rents and subject to the same covenants stipulations conditions and provisions as are reserved by and contained in this Underlease immediately before the Trigger Event (the said new lease and the rights and liabilities thereunder to take effect as from the date of such Trigger Event) and the Guarantor shall execute and deliver to the Landlord a counterpart of it and indemnify the Landlord upon demand against the costs incurred on the grant of the new lease.

8.3	The liability of the Guarantor hereunder shall not be released reduced affected or prejudiced by reason of:

(a)	any variation or waiver of or addition to the terms of this Underlease or any of them agreed between the Landlord and the Tenant; or

(b)
the surrender by the Tenant of part of the Premises (in which event the liability of the Guarantor shall continue in relation to the Tenant's obligations in respect of the part of the Premises not so surrendered); or

(c)	any legal limitation immunity disability incapacity occurrence of insolvency or the winding-up of the Tenant; or

(d)
(without limitation to the foregoing) any other act or thing by which (but for this provision) the Guarantor would have been discharged or released (in each case in whole or in part) from liability under this guarantee and indemnity or any combination of any two or more of such matters.

8.4
If this Underlease is forfeited or the Tenant ceases to exist and for any reason the Landlord does not require the Guarantor to accept a new Underlease of the Premises in accordance with Clause 8.2 the Guarantor shall pay to the Landlord on demand (in addition to any other loss damage costs charges expenses or other liability which the Guarantor may be required to make good hereunder and without prejudice to any other rights of the Landlord) an amount equal to the rents which would have been payable hereunder but for such Trigger Event (so far as such rents do not otherwise continue to be payable) for the period commencing on the date of such Trigger Event and ending on whichever is the earlier of the date one year after the date of such Trigger Event and the date (if any) upon which rent is first payable in respect of the whole of the Premises on a reletting thereof.

8.5
Without prejudice to the rights of the Landlord against the Tenant the Guarantor shall be a principal obligor in respect of its obligations under this Clause and not merely a surety and accordingly the Guarantor shall not be discharged nor shall its liability hereunder be affected by any act or thing or means whatsoever by which its said liability would not have been discharged if it had been a primary debtor.

8.6
The Guarantor shall pay all charges (including legal and other costs on a full indemnity basis) incurred by the Landlord in relation to the Landlord's enforcement of this guarantee and indemnity against the Guarantor or for enforcing payment by the Guarantor of amounts indemnified by it hereunder.

8.7
The Landlord may at its option enforce the terms of this guarantee and indemnity against the Guarantor without having first enforced the covenants and terms of this Underlease against the Tenant and also without first having recourse to any other rights or security which the Landlord may have obtained in relation to this Underlease.

8.8
The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the obligations of the Tenant under this Underlease or to any right of subrogation in respect of any such security until all the obligations owed to the Landlord by the Tenant and the Guarantor hereunder have been fully and unconditionally fulfilled and discharged.

8.9
The Guarantor shall not claim in any liquidation bankruptcy composition or scheme of arrangement in respect of the Tenant in competition with the Landlord and if and to the extent that it receives the same shall remit to (and until remission shall hold in trust for) the Landlord all and any monies received from any liquidator trustee receiver or out of any composition or arrangement or from any supervisor thereof until all the obligations of the Tenant and the Guarantor hereunder owed to the Landlord have been fully and unconditionally fulfilled and discharged.

8.10	This guarantee and indemnity shall enure for the benefit of the Landlord's successors in title under this Underlease without the necessity for any assignment thereof.

9	OTHER AGREEMENTS AND DECLARATIONS

9.1	Forfeiture and re-entry
Without prejudice to any other remedies and powers available to the Landlord, if:

(a)	any rent is unpaid for twenty-one days after becoming payable (whether the rent has been demanded or not); or

(b)	there is any other material breach of the Tenant's obligations; or

(c)	the guarantee by any guarantor of the Tenant's obligations is or becomes wholly or partly unenforceable for any reason; or

(d)	if the Tenant or any guarantor of the Tenant's obligations (or if more than one person any one of them):

(i)
being a company enters into liquidation whether compulsory or voluntary (except for the purpose of amalgamation or reconstruction of a solvent company on terms previously agreed by the Landlord such agreement not to be unreasonably withheld), or has a provisional liquidator appointed, or has a receiver or manager (including an administrative receiver) appointed, or is subject to an application to Court for an administration order by petition, or becomes subject to an administration order, or becomes subject to a company voluntary arrangement under Part I of the Insolvency Act 1986, or a scheme of arrangement under Section 425 of the Companies Act 1985, or is deemed unable to pay its debts under Section 123 of the Insolvency Act 1986, or is otherwise deemed insolvent under the provisions of the Insolvency Act 1986; or

(ii)
being a company incorporated outside the United Kingdom, is the subject of any proceedings or event analogous to those referred to in this Clause in the country of its incorporation or elsewhere or shall otherwise cease for any other reason to be or remain liable under this Lease or shall cease for any reason to maintain its corporate existence (other than by merger consolidation or other similar corporate transaction in which the surviving corporation assumes or takes over the liabilities of the Tenant under this Lease);

(iii)
being an individual, is the subject of a bankruptcy petition or bankruptcy order, or of any application or order or appointment under Part VIII of the Insolvency Act 1986 relating to individual voluntary arrangements under Section 273 or Section 286 Insolvency Act 1986 or otherwise becomes bankrupt or insolvent or dies; or

(iv)	being a company or an individual enters into or makes any proposal to its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs;

(e)	if the Landlord exercises its right to re-enter the premises demised by the Second Lease and forfeit the Second Lease;
the Landlord may, notwithstanding the waiver of any previous right of re-entry, re-enter on any part of the Premises and on such re-entry this Lease shall absolutely determine, but without prejudice to any Landlord's right of action for any prior breach of the Tenant's obligations.

9.2	Letting scheme, use and easements
No letting or building scheme exists or shall be created in relation to the Building and (subject only to those easements expressly granted by this Lease) neither the Tenant nor the Premises shall be entitled to any right, easement or quasi-easement and the Tenant may not enforce or prevent the release or modification of any right, easement or obligation attaching to the Superior Landlord's interest in the Building or in any other land so as to prevent or restrict the development or use of the remainder of the Building or any other land.

9.3	Common Parts and Service Media

(a)
The Common Parts and the Service Media remain under the exclusive control and management of the Superior Landlord who may, if it shall be in keeping with the principles of good estate management, alter, divert, substitute, stop up or remove any of them, leaving available for use by the Tenant reasonable and sufficient means of access to and egress from, and servicing for, the Premises provided that as a result of such change the use and enjoyment of the Premises and its access thereto through the Common Parts on a 24 hour basis shall not be materially adversely affected.

(b)
The Landlord shall not be liable for any closure of any of the Common Parts or stoppage or severance affecting any of the Service Media due to any cause beyond the Landlord's control provided the Landlord takes all reasonable steps to procure that the Superior Landlord remedy the closure stoppage or severance as quickly as reasonably possible.

9.4	Service of notices

(a)
In addition to any other method of service, any notice which is served under this Lease shall be validly served if it is served in accordance with section 196 Law of Property Act 1925, as amended by the Recorded Delivery Service Act 1962.

(b)
If the Landlord Tenant or any guarantor comprises more than one person, it shall be sufficient if notice is served on one of them, but a notice duly served on the Tenant will not need to be served on any guarantor.

9.5	Landlord's liability
The Landlord shall not be liable for:

(a)
(without prejudice to the provisions of Clause 9.3 (Common Parts and Service Media) any closure of any of the Common Parts or stoppage or severance affecting any of the Service Media due to any cause beyond the control of the Landlord or the Superior Landlord (acting reasonably);

(b)
any act omission or negligence of any of the Landlord's or the Superior Landlord's employees servants or agents in or about the performance or purported performance of any of the Services or for any loss accident damage or injury which may at any time during the Term be suffered by the Tenant or by any person claiming through it or by its or their employees servants agents invitees or licensees in any such case beyond any sum which may be recovered under any policy or policies of insurance maintained by the Superior Landlord.

9.6	Arbitration fees
The fees of any arbitrator incurred in any arbitration proceedings arising out of this Lease may be paid to the arbitrator by the Landlord or by the Tenant, notwithstanding any direction or prior agreement as to liability for payment, and if either party chooses to do so, it shall be entitled to an appropriate repayment by the other party on demand.

9.7	Rateable value appeals
If the Landlord or the Tenant intends to make a proposal to alter the entry for the Premises in the local non-domestic rating list it shall notify the other party of its intention and shall incorporate in the proposal such proper and reasonable representations as may be made by or on behalf of that party.

9.8	No warranty as to use
Nothing contained in this Lease shall constitute a warranty by the Landlord that the Premises are authorised under Planning Law to be used, or are otherwise fit for, any specific purpose.

9.9	No warranty as to security
Nothing in this Lease (and no exercise of any of the Landlord's powers under it) constitutes a warranty by the Landlord that the Premises shall be kept secure or that any security service to the Common Parts shall be effective.

9.10	Construction (Design and Management) Regulations 2007

(a)	In this Clause:

(i)
the expression "Regulations" means the Construction (Design and Management) Regulations 2007 (as amended, re-enacted or consolidated from time to time) and any expressions appearing in this Clause which are defined in the Regulations have the same meaning; and

(ii)
the expression "relevant work" means any construction work which is undertaken by the Tenant or by a person claiming under it pursuant to an obligation or a right (whether or not requiring the Landlord's consent) under this Lease and for the purposes of the Regulations the Tenant irrevocably acknowledges that it, and not the Landlord, arranges the design, carrying out and construction of relevant work.

(b)	The Tenant hereby elects to be treated, and the Landlord consents to the Tenant being treated, as the only client in respect of any relevant work under Regulation 8 of the Regulations.

(c)	The Tenant shall:

(i)	comply and procure compliance with the Regulations in respect of any relevant works;

(ii)
without prejudice to Clauses 9.10(b) and (A) provide such assistance and advice to the Landlord as necessary to allow it to discharge its residual obligations following the election referred to in Clause 9.10(b), under Regulation 8 of the Regulations;

(iii)	not seek to withdraw, terminate or in any manner derogate either from its obligations under this Clause 9.10(c) or from the election under Clause 9.10(c).

(d)
The Tenant shall promptly provide to the Landlord a full and complete copy of the health and safety file for all relevant work and (no later than the expiry or sooner determination of this Lease) the original health and safety file "health and safety file" in both cases as defined in the Regulations.

(e)	The provisions of this Clause shall apply notwithstanding that any consent issued by the Landlord in respect of any relevant work does not refer to the said provisions or to the Regulations.

9.11	Landlord's rights to apportion
The Landlord shall be entitled from time to time during the Term for any reasonable purpose to make such reasonable apportionments and allocations as the Landlord shall consider appropriate of any amounts for the time being payable by the Tenant under this Lease provided that the Tenant shall not be prejudiced by any such apportionments and allocations.

9.12	Application of 1995 Act
This lease is a new tenancy for the purposes of the 1995 Act.

9.13	Tenant's Break Clause

(a)
Subject to all of the pre-conditions in Clause 9.13(b) being satisfied on the Break Date and the Tenant having served a prior written notice to terminate this Lease on the Landlord not less than nine months prior to the Break Date, the Tenant may terminate this Lease following which the Term will then terminate on the Break Date but without prejudice to any claim by the Landlord in respect of any antecedent breach of any covenant or obligation of the Tenant or any condition under this Lease .

(b)	The pre-conditions are that:

(i)
the Rent plus any VAT on it due up to and including the Break Date has been paid in full to the Landlord and the other rents reserved by Clause 3 (Demise and Rents) of this Lease which were demanded in writing from the Tenant (save for rents which are the subject of a bona fide dispute) at least 14 days before the Break Date have been paid in full to the Landlord; and

(ii)	neither the Tenant nor any third parties remain in occupation of any part of the Premises; or

(iii)	there are no continuing subleases of the Premises.

(c)	Time is of the essence for the purposes of this Clause.

(d)	If the Tenant does not exercise its right under Clause 9.13(a) to terminate the lease on the Break Date and provided that:

(i)
up to and including the Break Date, the Tenant has promptly paid in full to the Landlord the Rent plus any VAT on it and the other rents reserved under Clause 3 (Demise and Rents) of this Lease which were demanded in writing from the Tenant (save for rents which are the subject of a bona fide dispute); and

(ii)	at the Break Date there is not subsisting a material breach of any of the tenant covenants or conditions of this Lease;
the Tenant will be entitled to rent concession whereby the Rent will be suspended and cease to be due for a period of 2 calendar months commencing on and including the Break Date and the Landlord will credit any Rent attributable to such period and already paid by the Tenant on the next payment date towards the next instalment of the Rent.

(e)	If the Tenant:

(i)	serves a valid prior written notice under Clause 9.13(a) to terminate this Lease on the Break Date but it failed to comply with any of the pre-conditions for the break set out at Clause 9.13(b);

(ii)	does not serve notice to terminate this Lease on the Break Date but it fails to comply with the pre-conditions for the rent concession at Clause 9.13(d);
for the avoidance of doubt the Tenant shall not be entitled to the rent concession described at Clause 9.13(d).

(f)
If this Lease terminates in accordance with Clause 9.13 then, within 14 days after the Break Date, the Landlord shall refund to the Tenant the Rent or any other rents reserved pursuant to Clause 3 which the Tenant has paid in advance for any period beyond the expiry of the notice.

(g)
Within 30 days from the date of such termination the Landlord will carry out a reconciliation in respect of the Service Charge and notify the Tenant of any underpayment or overpayment. Any underpayment by the Tenant will be paid by the Tenant to the Landlord within 14 days of such reconciliation and any overpayment by the Tenant will be refunded to the Tenant within 14 days of such reconciliation.

9.14	Landlord's Break Clause

(a)
Subject the Landlord having served a prior written notice to terminate this Lease on the Tenant not less than nine months prior to the Break Date, the Landlord may terminate this Lease following which the Term will then terminate on the Break Date but without prejudice to any claim by the Tenant in respect of any antecedent breach of any covenant or obligation of the Landlord or any condition under this Lease.

(b)	Time is of the essence for the purposes of this Clause.

9.15	Exclusion of the Security of Tenure

(a)	The Landlord has served on the Tenant a notice dated 27 June 2014 in the form set out or substantially in the form, set out in Schedule 1 to the Order in relation to the tenancy created by this Lease.

(b)
The Tenant or a person duly authorised by the Tenant has in relation to that notice made a statutory declaration dated 7 July 2014 in the form, or substantially in the form, set out in paragraph 8 of Schedule 2 to the Order.

(c)	Where that declaration was made by a person other than the Tenant, the Tenant confirms that the declarant was duly authorised by the Tenant to make the declaration on the Tenant's behalf.

(d)
The Landlord and the Tenant confirm that the notice and declaration referred to in the previous Clauses were respectively served on and made by the Tenant or the duly authorised person before the Tenant became contractually bound to enter into the tenancy created by this Lease under an agreement dated 15 June 2009 and made between (1) the Landlord (2) the Tenant and (3) the Guarantor.

(e)	There is no agreement for lease to which this Lease gives effect.

(f)	The parties agree that the provisions of sections 24 to 28 (inclusive) of the 1954 Act are excluded in relation to the tenancy created by this Lease.

(g)
The Landlord has served on the Guarantor a notice dated 27 June 2014 in the form set out or substantially in the form, set out in Schedule 1 to the Order in relation to the tenancy created by this Lease.

(h)
The Guarantor or a person duly authorised by the Guarantor has in relation to that notice made a statutory declaration dated 7 July 2014 in the form, or substantially in the form, set out in paragraph 8 of Schedule 2 to the Order.

(i)	Where that declaration was made by a person other than the Guarantor, the Guarantor confirms that the declarant was duly authorised by the Guarantor to make the declaration on the Guarantor's behalf.

9.16	Exclusion of Third Party Rights
Each party confirms that no term of this Lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Lease.

9.17	Sustainability
The Landlord and the Tenant desire to improve and be accountable for the energy efficiency of the Premises and the Building wherever possible. As part of this commitment to improve energy efficiency the Landlord and the Tenant wish to promote the reduction of emissions from the Building, the reduction and/or recycling of waste from the Premises and the Building and ensure the environmental sustainability of the Building resources by implementing the measures contained or referred to in this Clause. The parties shall:

(a)	co-operate and use all reasonable endeavours to agree (and thereafter comply with) an energy management plan to aid the sustainability of resource use at the Building;

(b)	co-operate and use all reasonable endeavours to agree and operate initiatives to reduce, reuse and/or recycle waste from the Premises and the Building;

(c)	maintain and share energy data and other information reasonably required to monitor the energy and resource consumption at the Premises and the Building;

(d)
use reasonable endeavours to ensure that the Services are performed and the Premises and Building used in accordance with the energy management plan (if any) and in such a way as to and to agree to improvements to the Services which would reasonably improve energy efficiency;

and the provisions of this Lease shall be considered accordingly.

9.18	Jurisdiction
This Lease and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or its formation shall be governed by and construed in accordance with the law of England and Wales and the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle that dispute or claim.

10	PREJUDICIAL INFORMATION

10.1	Application of this Clause
This Clause applies if:

(a)
more than one party to this Lease applies or causes application to be made, (even though independently from any other applicant but in relation to the same prejudicial information) to designate, or further designate, it as an exempt information document in relation to that prejudicial information; and

(b)	this Lease is, and for so long as it remains, designated as an exempt information document as a result of any application to the registrar, and, in this Clause, each such party is referred to as an applicant.

10.2	Designation may not be withdrawn
No applicant:

(a)	may apply or cause application to be made for, or consent to, the removal of the designation referred to in Clause 10.1(a); or

(b)	is in breach of Clause 10.2(a) by transferring its interest in the Premises.

10.3	Response to applications for publication

(a)
If any applicant receives notice under Rule 137(3) concerning an application for an official copy of the prejudicial information referred to in Clause 9.1(a), it shall forthwith copy the notice to each other applicant and each applicant shall take all reasonable steps to object to the application.

(b)	Each applicant shall notify each other applicant of the steps taken, including representations made, under Clause 10.3(a).

10.4	Confidentiality

(a)	No party shall publish or cause or permit to be published any prejudicial information:

(i)	referred to in Clause 10.1(a); or

(ii)
which that party is notified by any other party as being the subject of an application for separate designation of this Lease or of any document supplemental or collateral to it as an exempt information document, except that publication may be made as required by law and to a person having a genuine interest in it in connection with a disposal of that party's interest in the Premises and to its and that person's advisers.

(b)	Clause 10.4(a)(i) applies to any non-applicant party only if the nature of the prejudicial information has been notified to it.

10.5	Continued liability
Liability under this Clause survives the removal of any exempt information document designation but only in respect of any breach of obligation occurring before the removal.

10.6	Land Registration Rules
In this Clause, a reference to a Rule is a reference to the Land Registration Rules 2003 and any expression defined by them has the same meaning.

11	SEVERANCE

11.1
If any court or competent authority finds that any provision of this Lease (or part of any provision) is invalid, illegal or unenforceable, that provision or part provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Lease shall not be affected.

11.2
If any invalid, unenforceable or illegal provision of this Lease would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

IN WITNESS whereof this deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

SCHEDULE 1
(THE PREMISES)
ALL THOSE office premises being part of level 13 (East) of the Building which are shown edged red on Plan 1 of that level ALL which premises include:

1
the interior coverings and interior facing materials of those parts of the external walls of the Building bounding the said premises and of the columns within the said premises and of the walls within the Building separating them from other parts of the Building;

2	the fixed floor coverings and all materials lying between the upper surface of the structural floor slab and the floor surface;

3
the suspended ceilings and plasterboard ceiling margins, (including all materials forming part of them; the light fittings and diffusers, terminal air supply and extract grilles) and the ceiling void located directly above the suspended ceiling but beneath the lower surface of the structural slab;

4	all non-load bearing walls and partitions lying within the said premises;

5	the doors and door frames within, and on the boundaries of, the said premises (excluding the lift doors);

6	the blinds on the inside of the external windows of the said premises;

7	subject to the exclusion in paragraph 11 of this Schedule, the window glazing and window frames and other fenestration within the said premises; and

8
all superior landlord's and landlord's plant and other apparatus and conducting media in the Building which are designed to serve the said premises exclusively (but subject to the exclusion in paragraph 12 of this Schedule) but exclude:

9	all Service Media;

10	the load bearing structure of the Building including the load bearing structure of the roofs, foundations, external and internal walls and columns and the structural slabs of the ceilings and floors;

11
the external surfaces of the Building (except the external surfaces of any doors and door frames referred to in paragraph 5) and the whole of the window glazing and window frames and other fenestration constructed in the external walls and in the other boundaries of the said premises; and

12
the Superior Landlord's base build mechanical, electrical, public health & HVAC services located within the ceiling void directly above the suspended ceiling but beneath the lower surface of the structural slab comprising inter alia the fan coil units and associated controls, chilled water and condensate pipework, fresh air supply & extract ductwork, foul & surface water drainage systems, the lighting control system, emergency batteries, electrical distribution system, the category A smoke and heat detection equipment and fire sprinkler and life safety systems.

SCHEDULE 2
(EASEMENTS AND RIGHTS GRANTED)
Each of the following, all of which are exercisable in common with others except to the extent any is referred to as being exclusive:

1	The right in connection with the Permitted Use, subject to Clause 9.3 (Common Parts and Service Media):

(a)	for the Tenant, its servants and duly authorised agents and visitors, to use the Common Parts and (but in emergency only) all means of escape;

(b)	to connect to and to use the Service Media and the free passage from and to the Premises through the Service Media and all conducting media serving the Premises; and

(c)	to use the Loading Bay and the compactor in the Loading Bay.

(d)
to use a due proportion of the tenants' risers in the Building reasonably allocated by the Landlord and subject to the rights of any third party occupiers the right to enter and remain upon so much as is necessary of other parts of the Building on giving reasonable prior notice (except in the case of emergency but subject to the further proviso at the end of this Schedule) with or without workmen, plant and equipment in order to access such risers to install, repair, maintain, decorate, replace and renew and clean the Premises and conducting media exclusively serving the Premises, and the Tenant shall make good all damage caused to the satisfaction of the Landlord.

2	The right of support, shelter and protection for the Premises from the other parts of the Building as are enjoyed by the Premises at the date of this Lease .

3	The right to connect into and to use the house internal telephone system and the house satellite system.

4	The right to enter the Refuse Area and to place refuse in containers provided for the purpose in the Refuse Area.

5
The right at the cost of the Tenant to have displayed the name or trading style of the Tenant on the signboard in the entrance lobby of the Offices and in the lift lobby on the floor of the Premises for the display of a single tenants name in a style commensurate with the Landlord and the Superior Landlord's signage in the Offices and in such location as shall be approved by the Landlord and the Superior Landlord (in each case such approval not to be unreasonably withheld or delayed).

6	A right of way on foot only for all reasonable purposes connected with the use and enjoyment of the Premises over the Footpath.

7
The non-exclusive right to use the showers in basement level 1 as are from time to time provided together with the right of access to and egress from such showers from the Premises and the Car Park on a 24 hours basis.

PROVIDED THAT the exercise of the foregoing rights is subject to compliance with the Landlord's and the Superior Landlord's reasonable regulations (if any) in accordance with Clause 4.26(a) in relation to such exercise and PROVIDED FURTHER THAT if in the exercise of any of the foregoing rights the Tenant requires access to any Lettable Unit of which it is not the then current tenant such access shall only be permitted on reasonable prior notice (even in the event of an emergency) and subject to such reasonable requirements as the Superior Landlord, Landlord or relevant tenant notifies to the Tenant.

SCHEDULE 3
(EXCEPTIONS AND RESERVATIONS)

1
The right, at reasonable times on reasonable prior notice (except in an emergency), to enter the Premises as often as may be necessary for all the purposes for which the Tenant agrees to permit entry elsewhere in this Lease and only to the extent that entry to the Premises is necessary for this purpose for all purposes in connection with carrying out the Services or complying with any Enactment.

2
The right to use and to deal in any way with any Service Media located in or accessible only through the Premises for the benefit of any other part of the Building or any adjacent or neighbouring land provided that the supply of services to the Premises in accordance with paragraph 2 of schedule 5 of the Superior Lease is not thereby adversely affected.

3
The right to erect and maintain scaffolding on a temporary basis and only to the extent necessary on or against any part of the Building so long as reasonable and sufficient means of accessing and servicing the Premises are maintained and so long as security to the Premises is not compromised.

4
All rights of light, air and other easements and rights (but without prejudice to those expressly granted by this Lease) enjoyed by the Premises from or over any other part or parts of the Building or any adjacent or neighbouring land.

5
The right to build alter or extend (whether vertically or laterally) any building notwithstanding that the access of light and air or either of them to the Premises and the lights windows and openings thereof may be affected.

6
The right, at reasonable times on reasonable prior notice (except in emergency), for any security staff employed by the Superior Landlord or its agents to enter the Premises if it shall be considered necessary or desirable so to do for the security of the Building.

7	All of the exceptions and reservations contained or referred to in the Superior Lease and all rights reserved to the Superior Landlord pursuant to schedule 3 of the Superior Lease.

8	The right granted under the Second Lease for the Tenant, its servants and duly authorised agents and visitors, to use the Additional Common Parts.
Such rights being reserved for the benefit of the land comprised in title number NGL857873 PROVIDED ALWAYS THAT the provisions of Clause 4.9 (Entry by the Landlord) shall apply to the exercise of any right of entry.

SCHEDULE 4
(COVENANTS ETC.)
The registers of title of title number NGL857873 and EGL543245 as at the date of this Lease.

SCHEDULE 5
(INSURANCE AND REPAIR OF DAMAGE)

1	Definition and Interpretation

1.1	In this schedule:
"Damage" means in relation to the Building or, as the context may require the Premises, or the essential means of access to them, damage or destruction by any of the Insured Risks but excluding:

(a)	any Uninsured Damage; and

(b)	any damage or destruction:

(i)	in respect of which the insurance is vitiated by the Tenant (unless the Tenant promptly pays to the Landlord the amount of insurance monies rendered irrecoverable); or

(ii)	caused by any type of waste or any act or omission of the Tenant in breach of the Tenant's obligations; or

(iii)
to the extent it exclusively relates to any demountable partitioning and wall or floor surface coverings installed in the Premises other than at the Landlord's or the Superior Landlord's cost or to any tenant's trade fixtures and fittings or chattels.

"Uninsured Damage" means in relation to the Building or, as the context may require the Premises, or the essential means of access to them, damage or destruction by any risks expressly specified in the definition of Insured Risks (ignoring for the purposes of this definition the qualification to that definition) which renders the Premises unfit for occupation and use or inaccessible and which:

(c)	is not insured because insurance is not available in the London insurance market; or

(d)	is not insured or fully insured by reason of an exclusion, limitation, term or condition (but not an excess) contained in or imposed by the relevant insurance policy;
but excluding any damage or destruction in respect of which the insurance is vitiated by the Tenant (unless the Tenant promptly pays to the Landlord the amount of insurance monies rendered irrecoverable).

1.2
References in this schedule to "vitiated" or "vitiated by the Tenant" include any event occurring by the act or default of the Tenant or any person deriving title under or through the Tenant or their respective employees agents and visitors and "vitiation" has a corresponding interpretation.

2	Landlord's Obligations
The Landlord agrees with the Tenant:

2.1	To use all reasonable endeavours to enforce the Superior Landlord's obligations relating to insurance contained in schedule 8 of the Superior Lease.

2.2	On request to supply the Tenant (but not more frequently than once in any period of twelve months) with details of such insurance.

2.3
To procure that the Tenant is informed, on the Landlord or their agents becoming aware of the same, of any material change in the ambit quantum or terms of cover in any policy of insurance applying to the Premises.

2.4
To use all reasonable endeavours to procure that the Superior Landlord uses all reasonable obligations to procure that the interest of the Tenant is noted on the policy of insurance either specifically or by a general noting of interest of tenants under the conditions of the policy.

3	Tenant's Obligations
The Tenant agrees with the Landlord:

3.1	To pay to the landlord a yearly sum (and proportionately for any period less than a year) equal to the due proportion attributable to the Premises of the insurance costs paid to the Superior Landlord.

3.2	Not to do or omit to do anything by which any insurance policy relating to the Building of which the Tenant has been provided with particulars is vitiated.

3.3
To comply with all requirements and reasonable recommendations of the insurers and to provide and maintain in good working order and keep unobstructed appropriate fire fighting equipment and fire notices on the Premises.

3.4	To notify the Landlord without delay of the incidence of any Damage and of any other event which ought reasonably to be brought to the attention of insurers.

3.5
Where the Tenant makes any alteration or addition to the Premises or the Building which the Landlord or the Superior Landlord is required to insure to provide to the Landlord as soon as reasonably practical a written independent current insurance (VAT exclusive) valuation of the work for reinstatement purposes.

3.6
If the Tenant or any person deriving title under or through it is at any time entitled to the benefit of any insurance of the Premises, to cause all money paid under such insurance to be applied in making good the loss or damage in respect of which it was paid.

3.7	If the insurance is vitiated by the Tenant, forthwith to pay to the Landlord the amount of any insurance money rendered irrecoverable.

3.8
If there is any deficiency in any insurance money received by the Landlord or the Superior Landlord in respect of the replacement of any damage or destruction because the Tenant has failed to comply with its obligations under paragraph 3.4 or if any insurance valuation provided under that paragraph is shown (even allowing for reasonable inflation) to have been too low at the time it was given, to pay the Landlord the amount of the deficiency by reason of these matters in the insurance money.

3.9
To pay to the Landlord on demand an amount equal to the total of all excess sums which the insurers are not liable to pay out on any insurance claim in respect of the Premises and which the Landlord or the Superior Landlord has paid in repairing Damage to the Premises.

4	Rent Cesser

4.1	This paragraph 4.1 applies if:

(a)	there is Damage or Uninsured Damage rendering the Premises incapable of occupation and use or inaccessible; and

(b)	in the case of Damage the insurance has not been vitiated by the Tenant.

4.2
The rents first and secondly reserved by this Lease or a fair proportion of them (having regard to the nature and extent of the Damage or Uninsured Damage sustained and to any extent that the insurance has been vitiated by the Tenant) shall be suspended and cease to be payable from the date when the Damage or Uninsured Damage occurs until the date on which the Premises are made fit for occupation and use and accessible.

4.3
Any dispute about the suspension of rent shall be referred to the award of a single arbitrator to be appointed in default of agreement on the application of the Landlord or the Tenant to the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

4.4	The Premises are not to be treated as incapable of occupation and use by reason only that tenant's fixtures and fittings have not been reinstated.

5	Option to Determine Following Damage

5.1
If following Damage rendering the Premises incapable of occupation and use or inaccessible the Superior Landlord has not commenced the reinstatement of the Premises in accordance with paragraph 2.7 of schedule 8 of the Superior Lease by the third anniversary of the date on which the Damage occurs then (subject to paragraphs 5.3 and 5.4) the Landlord or the Tenant may on service of notice in writing given to the other at any time following such third anniversary (unless the Landlord or the Superior Landlord has in the meantime commenced such reinstatement) forthwith determine this Lease (but without prejudice to any claim by either party in respect of any antecedent breach of covenant).

5.2
The right for the Landlord to determine this Lease under paragraph 5.1 is conditional upon the Landlord having used all reasonable endeavours to procure that the Superior Landlord obtains all necessary consents to carry out the works of reinstatement of the Premises with all due diligence.

5.3
The right for the Tenant to determine this Lease under paragraph 5.1 or 5.2 is conditional upon the insurance not having been vitiated by the Tenant any person deriving title from the Tenant or their respective employees agents or visitors unless the Tenant has paid the amount due in accordance with paragraph 3.6.

6	Uninsured Damage

6.1
If there is Uninsured Damage and the Superior Landlord serves a notice in writing (an "Election Notice") on the Landlord at any time following the date on which Uninsured Damage occurs electing to rebuild or reinstate the Premises paragraph 2.7 of schedule 8 of the Superior Lease shall apply as if the Uninsured Damage had been Damage and paragraph 5 shall apply as if the Uninsured Damage had been Damage but substituting for the third anniversary of the date on which Damage occurred the corresponding anniversary of the date on which the Election Notice is served.

6.2
If the Superior Landlord has not served on the Landlord an Election Notice within 12 months following the date on which Uninsured Damage occurs (time being of the essence) in accordance with paragraph 6.1 either the Landlord or the Tenant may on service of notice in writing given to the other at any time thereafter (unless in the meantime the Superior Landlord gives an Election Notice) forthwith determine this Lease (but without prejudice to any claim by either party in respect of any antecedent breach of covenant).

7	Retention of Insurance Proceeds
On the termination of this Lease pursuant to paragraphs 5 or 6 the Landlord may retain for its exclusive benefit the proceeds of any insurance save in circumstances where the Tenant has complied with paragraph 3.4 in which case the Landlord shall pay the Tenant that proportion of the insurance money which is referable to any damage or destroyed works of alteration or addition to which paragraph 3.4 relates, such proportion to be agreed between the Landlord and the Tenant or, if they cannot agree, to be determined by a single arbitrator to be appointed by the President of the Royal Institute of Chartered Surveyors on the application of either party.

SCHEDULE 6
(RENT AND RENT REVIEW)

1	In this schedule the following expressions have the respective meanings:
"Review Rent" means the yearly market rent which might reasonably be expected to be payable, following the expiry of any period at the beginning of the term which might be negotiated in the open market at the Rent Review Date as the time required for the purposes of fitting out, during which no rent, or a concessionary rent, is payable, or following the payment of any capital sum which might be negotiated in the open market solely for the purposes of fitting-out, if the Premises had been let in the open market by a willing lessor to a willing lessee with vacant possession, on the Rent Review Date, without fine or premium for a term of ten years computed from the Rent Review Date with a tenant's option to determine at the end of the fifth year of the term, and otherwise upon the provisions (save as to the amount of the rent first reserved by this Lease) contained in this Lease and on the assumption if not a fact that the said provisions have been fully complied with (save in respect of the Landlord's covenants where the Landlord is in persistent and wilful breach thereof) and on the further assumptions that:

(a)	the Permitted Use and the Premises comply with Planning Law and every other Enactment and that the lessee may lawfully implement and carry on the Permitted Use;

(b)	the Premises are fit for immediate occupation and operation of the Permitted Use;

(c)	no work has been carried out to the Premises which has diminished their rental value;

(d)	in case the Building or any part of it or the essential means of access to it has been destroyed or damaged the Building or such essential means of access has been fully restored;

(e)	the Premises have been completed to the standard described in the Specification and as so completed comply with every Enactment;

(f)	all tenant's fixtures and fittings have been removed and the Premises have been made good immediately prior to the Rent Review Date;

(g)	the Net Internal Area of the Premises is 5,249 square feet / 487,648 square metres, but disregarding any effect on rent of:

(i)	the fact that the Tenant or any underlessee or other occupier or their respective predecessors in title has been or is in occupation of the Premises;

(ii)	any goodwill attached to the Premises by the carrying on in them of the business of the Tenant or any underlessee or other occupier or their respective predecessors in title;

(iii)
any works carried out to the Premises before or during the Term by the Tenant or any permitted underlessee or other occupier otherwise than in pursuance of any obligation to the Landlord (save in compliance with statutory obligations);

(iv)	the fact that the Tenant is in occupation of any other part of the Building.
"Review Surveyor" means an independent chartered surveyor appointed pursuant to paragraph 4 and if he is to be nominated by or on behalf of the President of the Royal Institution of Chartered Surveyors, the President shall be requested to nominate an independent chartered surveyor having not less than ten years' practice next before the date of his appointment and recent substantial experience in the letting and valuation of office premises of a similar character and quality to those of the Premises and who is a partner or director of a leading firm or company of surveyors having specialist market and valuation knowledge of such premises.

2	The yearly rent first reserved and payable under this Lease for each year of the Term until the Rent Review Date is the Initial Rent.

3	The yearly rent first reserved and payable from the Rent Review Date until the expiry of the Term shall be the higher of:

3.1	the Initial Rent (ignoring any rent cesser under Schedule 5 (Insurance and Repair of Damage)); and

3.2	the Review Rent.

4
If the Landlord and the Tenant shall not have agreed the Review Rent by the date three months before the Rent Review Date it shall (without prejudice to the ability of the Landlord and Tenant to agree it at any time) be assessed as follows:

4.1
the Review Surveyor shall (in the case of agreement about his appointment) be appointed by the Landlord or the Tenant to assess the Review Rent or (in the absence of agreement at any time about his appointment) be nominated to assess the Review Rent by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application (which shall not be made before the date three months before the Rent Review Date) of the Landlord or the Tenant;

4.2	the Review Surveyor shall act as an arbitrator and the arbitration shall be conducted in accordance with the Arbitration Act 1996 ("the Act"), and the Landlord and the Tenant agree that:

(a)	upon written request from the Landlord or the Tenant the arbitrator shall assess the Review Rent with a hearing and not solely upon written submissions;

(b)	for the purposes of section 53 of the Act the seat of the arbitration is in England and Wales; and

(c)
for the purposes of section 54(1) of the Act the date of the award is to be the earlier of 10 working days after notification to the parties by the arbitrator that the award is ready and available for publication subject to payment of the arbitrator's fees and expenses in full and the date of the award if the arbitrator's fees have been paid in full before then;

4.3	if the Review Surveyor refuses to act, or is or becomes incapable of acting or dies, the Landlord or the Tenant may apply to the President for the appointment of another Review Surveyor.

5	If the Review Rent has not been agreed or assessed by the Rent Review Date the Tenant shall:

5.1	continue to pay the Initial Rent on account; and

5.2
pay the Landlord, within 28 days after the agreement or assessment of the Review Rent, any amount by which the Review Rent for the period commencing on the Rent Review Date and ending on the quarter day following the date of payment exceeds the Initial Rent paid on account for the same period, plus interest (but calculated at 4% per annum below the Stipulated Rate) for each instalment of rent due on and after the Rent Review Date on the difference between what would have been paid on that rent day had the Review Rent been fixed and the amount paid on account (the interest being payable from the date on which the instalment was due up to the date of payment of the shortfall).

6
If any Enactment restricts the right to review rent or to recover an increase in rent otherwise payable then, when the restriction is released, the Landlord ·may, at any time within six months after the date of release, give to the Tenant not less than one month's notice requiring an additional rent review as at the next following quarter day, which shall for the purposes of this Lease be the Rent Review Date.

7	Time is not of the essence in this Schedule.

EXECUTION PAGE

EXECUTED as a DEED by
GIDE LOYRETTE NOUEL LLP
acting by a member:	/s/ Rupert V. R. Reece

Member:	Rupert V. R. Reece

In the presence of:

Signature of Witness:	/s/ Susan Evans

Name of Witness:	Susan Evans

Address of Witness:	48 Manor Court
Leigham Ave
London
SW1620R

SIGNED as a DEED by	)
ENDAVA (UK) LIMITED	)
acting by two directors or a	)
director and the company secretary	)

Director:

Director/Secretary:

SIGNED as a DEED by	)
ENDAVA LIMITED	)
acting by two directors or a	)
director and the company secretary	)

Director:

Director/Secretary:

125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION
INTRODUCTION
125 Old Broad Street provides approximately 30,000 sq m (320,000 sq ft) of Grade A office accommodation arranged over 26 upper floors with retail and restaurant accommodation on the ground floor.
In addition the basement provides 17 car parking spaces, 66 motorcycle spaces and 198 bicycle spaces.
BASE BUILDING

1.0	Curtain Walling System

1.1	General
Unitised Permasteelisa (UK) Ltd curtain ·walling system with storey height glazed panels from first floor to level 26.
The podium module and planning grid is 1500mm. The tower module and planning grid is 2050mm. Sixth floor podium terrace houses the BMU (Building Maintenance Unit) used to clean the podium facade.
Each cladding panel is framed with extruded anodised Aluminium mullions and transoms

1.2	Glazing

•	Hermetically sealed double glazed units with black spacer and carrier frame. Removal or replacement from external side.

•	Inner pane: Laminated glass with PVB interlayer.

•	Outer pane: Clear toughened float glass with a neutral high performance coating.

1.3	Acoustic Properties

•	Between internal and external surfaces of curtain walling: 45dB

•	Between adjoining floors abutting curtain walling: 50dB

•	Between adjoining rooms on the same floor abutting curtain walling: 50dB

2.0	Internal Finishes

2.1	Entrance Hall and Lift Lobbies
Walls: Full height ashlar Portland Stone cladding panels to walls, with full height stack bonded Paloma. Bianco Limestone to outer walls and lift lobby walls. Natural anodized aluminium column casings. Toughened laminate full height clear glazing panels with silicone joints to the first floor corridor and office areas overlooking the Entrance Hall and Tower lift lobby. Screens are fitted with a 1-hour retractable fire curtain to the Entrance Hall side.
Floor: Granite, honed finish with 3mm grout joints, 1200 x 600mm slabs on screed incorporating an underfloor heating system. Movement joints located to the perimeter and across the floor at appropriate centres.
Ceiling: Suspended plasterboard ceiling with recessed lighting and perimeter trough for air handling and concealed lighting. Plasterboard is skim coated with an emulsion paint finish.
Lift doors: Stainless steel car doors with matching architraves.
Mat well: Mat with brush and rubber alternating strips contained within the circular bi parting glass entrance doors.
Skirtings: Granite, honed finish with 3mm grout joints.

1

125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

2.2	Reception Desks

Front and Top:	12mm low iron black float glass, polished all round with uv bonded joints.

End panels:	Polished 'mirror' stainless steel, radius to exposed corners.

2.3	Doors and Joinery
Fire rated doors are installed to lift lobbies, escape stairs and riser cupboards.
Veneered doors to staircase's toilet corridor, and toilet doors comprise crown cut Maple veneer factory lacquered hardwood frames and architraves. Satin stainless steel D-Line Ironmongery and statutory signage. Doors are supplied with varying degrees of fire resistance from nil to 60/60 with some containing vision panels.
Metal doors are powder-coated steel with steel frames including all associated ironmongery and statutory signage. Doors are supplied with degrees of fire resistance ranging from 30 minutes to 120 minutes.
Hollow core painted ply doors are fitted in a number of secondary locations.
Lift lobby doors are plate glass and non fire rated to the Podium Scenic Lifts and fire rated toughened glass in narrow stainless steel frames to the Tower Lifts.

3.0	Building Services

3.1	Electrical Supply
Two alternative substations serve the building, Each supply can provide the full building load of 6MVA should the·other fall (N+ 1) (each supplies approximately half of the building load).
The high voltage supply serves substations at basement and roof levels, with two electrical risers in the tower core and two in the podium core to suit split occupancies.

3.2	Standby Power
Standby power is provided by a 500 kVA diesel generator set located at roof level. The generator feeds essential life safety and landlord's services only. In the event of a complete mains failure. I.e. Loss of both supplies arising from a wider London area infrastructure failure, the following systems are supported.

•	Passenger lifts to ground, and remain out of service.

•	Fire Fighting Lifts

•	Fire fighting stair lighting

•	CCTV

•	External/Car Parks/loading bay access control

•	Fire and Voice Alarm systems

•	Sump pumps
Space for one additional tenant generator has been allocated within the building.

3.3	Lighting
The following luminaires are used:

•	Office and lift lobby areas: linear fluorescent luminaires with louvers

•	Plant rooms and car parks: sealed fluorescent luminaires

•	Staircases and lobbies: compact fluorescent luminaires
Decorative luminaires have been selected for the entrance area to compliment the features of the space, while providing base illumination levels.

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125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

All luminaires are controlled by local or bulk switching. Toilets, stairs, lobby, parking, loading bay, are switched using presence detectors. All other rooms and non– occupied spaces such as riser cupboards have local switching.
Special controls at reception and in security control are used to deal with external and entrance lighting.
The lighting is designed to be compliant with CIBSE Lighting Guide 7 (LG7).

3.4	Small Power
Power is distributed vertically within the building using two risers in the tower and two in the podium.
Office supplies are by means of a series of rising busbars fed either from above or below, with distribution boards at each floor level.
Four distribution boards are provided to tower floors and eight distribution boards to podium floors, (I.e. two per potential occupancy).
The small power capacity is 25 W/sq m.
3.5Data & Telephone
125 Old Broad Street incorporates three communication risers, two incoming service rooms at basement level, and space on the roof for a satellite dish.
Each riser contains two nominal 4-basket trays (varying between 300mm and 450mm wide), and the risers are configured to serve separate demises based on a tower East/West and podium tenancy split.

3.6	Vertical Transportation ,
Passenger Lifts
The building is served by 3 banks of passenger lifts:
Low Rise - Three-17 person 1275kg fully glazed atrium lifts serving the combined lower floors of the tower and podium ground and levels 1 - 6. Lifts travel at a speed of 1.75m/sec.
Mid Rise - Four-17 person 1275kg lifts serving ground and levels 6 - 16 (level 6 is a transfer floor) and travelling at a speed of 3.5m/sec.
High Rise - Four 17 person 1275kg lifts serving ground and levels 16 - 26 (level 16 is a transfer floor) and travelling at a speed of 7.0m/sec.
The service interval provided by the 11 lifts, in three groups, results in a waiting time no greater than 30 seconds.
5-minute handling capacity during "up peak" of 15% of projected building population based upon 1 person per 12 sq m.
Lift finishes comprise stone floors and a combination of mirrors, glass and stainless steel on walls. Ceilings are acid etched safety glass with recessed lighting. 2 sets of drapes per group are provided with pressure fixing rods.
On a typical tower floor the lift lobby forms an east - west circulation, route through the core. This allows easy access to all areas of the floor from the lifts and facilitates the ability to split the floors into two separate offices.

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125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

Shuttle Lift
A 13-person passenger shuttle lift serves the car parking + motor cycle areas at basements levels 1 and 2 up to the Entrance Hall at ground level.
Goods Lift
The building is served by one 1600kg goods lift located in the north tower core and serves all floors from basement level 3 to level 26, at a rated speed of 2.5 m/sec. Car dimensions are 2050mmDx1380mmWx3000mmH with a door opening of 1600Wx2200mmH.
Fire Fighting Lifts
The building is served by two 8-person fire-fighting lifts. One lift is located in the north tower core fire-fighting lobby and serves all floors from basement level 2 to level 26. The other lift is located in the podium fire-fighting lobby and serves all floors from ground to level 5. Both lifts travel at a speed of 1.6m/sec and are equipped with evacuation controls.
Vehicle Lift
A 4200kg vehicle lift provides access for car parking from the Loading Bay at ground level, to the parking at basement level 2.
Motorcycle/Bicycle Lift
Access for motorcycle and bicycle users from the ground level to the basement levels is by a 21-person 1600kg MRL lift arranged with a deep car. This lift allows one to two motorbikes/bicycles and people per trip. Access to the Bike lift at ground floor from the Loading Bay, is by means of access control, via the main building access control system.

3.7	Life Safety Systems
The building has a phased evacuation instigated by the automatic fire detection and voice alarm systems. Sprinkler protection is provided throughout the building with wet risers in the fire fighting shafts. A natural lobby vent system with automatically opening lobby/roof vents operates under fire conditions to protect the 3 fire-fighting shafts within the tower and podium cores during evacuation and fire fighting procedures.
Mechanical smoke clearance from the office levels is provided automatically upon fire detection by the general extract system, and is facilitated with a manual fire officers control system. Mechanical smoke extract is also provided to basement areas.
Loading Bay
Access to the loading bay and car park lifts is from Throgmorton Street.

4.0	Building Management System
The Building Management System (BMS) comprises a network of intelligent controllers to control and monitor the mechanical plant within the building. Head end facilities are provided in the BMS Room
The intelligent controllers carry out the monitoring and control functions within the building. The BMS executes, via software, all necessary optimisation, time, temperature, interlocking and energy control requirements of the mechanical systems. It also monitors the operational status of other equipment within the building such as electrical LV distribution, standby generators, lifts and public health equipment. Each controller is capable of operating autonomously, executing the control of the building's systems as required.
The BMS has the capacity to Interface Occupiers' Management Systems such as tenant communication rooms, kitchenettes etc.

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125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

5.0    Security System
An access control system controls entry to the building via ground floor perimeter, entrance security gates, loading bay and parking areas. Access control facilities are provided to each office level at all access points from circulation areas ie passenger lift lobbies, stair/lobbies, goods lift lobby. Access control is also installed to particular doors to the Ground Floor entrance area, ie the doors to the Tower stair core and executive lift lobby.
Security turnstiles and pass gates for the disabled are installed in the entrance hall activated by proximity card readers.
The intruder detection system consists of door contacts on all ground floor external doors and door contacts on roof external doors.
The CCTV surveillance installation consists of colour and colour/monochrome cameras, monitored at the BMS Security Room and reception desk. Cameras are provided within all lifts, as well as in the car parks, loading bay, ground firemans access points, Entrance and External Ground perimeter.

6.0	Fire Detection and Alarm Systems
The building fire strategy is for phased evacuation instigated by the automatic fire detection and voice alarm systems.
The building is provided with an L2 fire detection system incorporating smoke and heat detectors on escape routes, in spaces adjacent to escape routes and in spaces defined as high risk in agreement with the District Surveyor. L2 is as defined in BS 5839 Part 1.
A fire alarm system has been installed throughout the basement levels, in the stair cores and in the occupied spaces, immediately adjacent to the storey escape exits and in plant rooms. Lift shafts and lift motor rooms and any other vertical shafts in the building are also protected in this way.

7.0	Sprinkler System
Fast response sprinklers are installed in office and circulation areas, elsewhere heads are functional.

8.0	Toilet Core Fit-Out
White vinyl matt emulsion painted plasterboard ceiling with recessed lighting and M&E fittings. Fully accessible metal suspended ceiling above cubicles.
The walls are a combination of mirrors and white glass on secret fixings with washable white painted plasterboard.
Crown cut maple veneered solid core doors and cubicle system with brushed stainless steel posts.
Granite floor tiles and skirting with honed finish.
White porcelain wall mounted WC with push button dual flush cistern.
The urinals are also white porcelain wall mounted with concealed cistern and connections.
Wash hand basins are white vitreous china basin with a surface mounted chrome single lever mixer tap and chrome soap dispenser. Exposed waste traps in polished chrome-plated brassware.
Male and Female WC's are provided at a density of 1 person/12m2 (50-50 split). Toilets are provided within the tower core located to suit tenancy splits on each floor. A further toilet core is located on each podium floor.
Wheelchair accessible unisex toilets are included at all office floor levels. Two such toilets are included at levels 1 to 6, one in the podium toilet core and one in the tower core.

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125 OLD BROAD STREET
RENT REVIEW / REINSTATEMENT SPECIFICATION - 05 December 2007

Provision for ambulant disabled person's cubicles is included in each separate sex toilet area except the podium core at level 6.
Cleaner's cupboard with cleaner's sink complete with bucket grating and bib taps.
9.0    Sustainability
The design of the building and its energy systems will meet a good standard of office space. The design of the office building has addressed energy efficiency as an important factor and is aiming to achieve a BREEAM 'Very Good' rating.

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CATEGORY A

1.0	Ceiling System
The suspended ceilings are a concealed grid to the office areas and plasterboard to core areas and the perimeter.
The suspended installation is a "System 330 Linear Grid," manufactured by SAS International. The system comprises 150mm and 50mm wide aluminium 'C' profile white surfaced suspension grid incorporating a 6mm omega threadform feature for future partitions, radiating from the core to the external wall along the 4117mm grid.
In between the 'C' profile grid are laid demountable 1962.5mm x 390mm ceiling panels supported on their short edges. These comprise two types of tile: plain and multi service type, with an ultra-micro-perforation (0701).
Perforated tiles have factory fitted black tissue faced acoustic mineral wool pads, 18mm thick 80kgm3 density, with 12.5mm plasterboard backing to provide a sound reduction of 40dB Dncw ISO 140/9.
The multi-service panels incorporate integrated service diffusers / luminaire, sounders, detectors and sprinkler heads. All panels are polyester powder coated to RAL 9010 (white) 20% gloss.
At the external curtain walling are plain metal bulkhead / soffit units. incorporating ventilation diffusers, which are finished polyester powder coated to RAL 9010 20% gloss.

Nominal floor to ceiling height of:	4,145mm at Level 1.
2,475mm at Level 2 to 20 & 23.
3,000mm at Level 21, 22, 24 & 25.
2,400mm at Level 26.
The ceiling / lighting / services zone for the majority of floors are 305mm nominal from underside of slab to finish of ceiling tile.
The ceiling system provides an acoustic rating of 40dB Dncw ISO 140/9.
To the lift lobbies and entrance area are plasterboard painted ceilings with concealed lighting. Access, if required, is through the light fittings.
2.0    Lighting
Within 'the office areas the lighting installation has been specified to meet the requirements of the Chartered Institute of Building Services Engineers (CIBSE) Lighting Guide No. 7 Areas for Visual Display Units providing an illuminance of 350 - 400 lux at desk top level.
To achieve high energy efficiency, fluorescent lamps have been used in conjunction with high frequency electronic ballasts. This type of control gear provides the most efficient operation, lengthens lamp life and eliminates flicker.
A lighting control system has been provided in office areas using conventional fighting control modules in the ceiling void. The original Cat A works currently have the control set up to switch on/off the entire floor plate from each entry point.
Small Power
Office supplies are by means of a series of rising busbars fed either from above or below, with distribution boards at each floor level.
3-compartment floor box with interchangeable plates are provided at a minimum layout of 1 box to every 10 square metres;

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Data & Telephone
125 Old Broad Street incorporates three communication risers, two incoming service rooms at basement level and space on the roof for a satellite dish.
Riser capacity contains provision for the podium to be split into four tenancies and the tower floors to be split into two tenancies.
HVAC Services
Control of office space temperatures is provided by two pipe cooling fan coil units with electric heaters in perimeter and internal zones. The design space temperature is 22°C +/- 1.5°C assuming external maximum summer temperatures of (29°C db, 21°C wb) and minimum winter temperatures of -4.5° C db and -4.5°C wb.
For the Category A fit out, fan coils are installed at approximately 6m centres in the internal zone and 4m centres in the perimeter zone.
Perimeter zone fan coil units are sized to deal with the facade solar gains and winter heat losses. Accordingly, the internal zones are effectively buffered by the perimeter zones and the fan coil units only need to condition against occupancy, lighting and small power gains.
For the Category A fit out, the internal, fan coil units have been selected as a larger size compared to the perimeter units to ease ceiling void congestion. This results in each internal unit serving an area of approximately 20m2.
The cooling capacity base provision is 12 W/m2 for lighting, 25 W/m2 for small power with spare capacity over 25% of floor area to achieve 40 W/m2.
The occupancy allowance is l person/l0 sq m.
Ventilation
Fresh air is provided at a rate of 12.1 l/s per person at occupancy of 10m2 per person, plus an allowance of 6.1 l/s per person over 25% of net floor area.
Ventilation rates to toilet areas, including lobbies, are provided at a minimum rate of 10 ac/h.
3.0    Window Blinds
Bespoke Venetian type manually operated blinds integral with the external gazed cladding are provided to all external elevations.
The Venetian blinds are positioned full width between mullions and fixed to the underside of the head internal spandrel panel.
The blinds are perforated 50mm aluminium slats operated for drop and tilt by a single pole mounted to one side of the blind. The blinds have a shading coefficient of 0.61 when in lowered and closed position.
4.0    Decorative Finishes
Plasterboard linings to Core Walls are prepared, primed and painted with vinyl matt emulsion BS 00 E 55.
Plasterboard linings to Office Columns have plaster skim coat and are prepared, primed and painted vinyl matt emulsion BS 00 E 55.
Internal Plasterboard Soffits / Ceilings are prepared, primed and painted with matt emulsion BS OOE 55.
Joinery: clear lacquer over timber veneer.

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5.0    Raised Floor
The raised floor is a medium grade fully accessible type manufactured by Kingspan Access Floors Ltd, to PSA MOB PF2 PS/SPU. It is a lay in panel system incorporates 600mm x 600mm x 32mm and 900mm x 600mm x 32mm galvanised steel encapsulated high-density particleboard panels.
The floor depths are nominally 85mm from the top of the slab to the surface of the floor tile (Ie: including thickness of floor tile). The underfloor space is cleaned, clear of all tenant's wiring and sealed.
The nominal loadings for the floor are 3.0 kN/m2 (live)+ 1.0 kN/m2 (partitions).
6.0    Carpet
Carpet tiles are to be a premium cut pile fusion bonded modular carpet as manufactured by Interface, Milliken or similar approved to the tenants' choice and of a type commensurate with the quality and location of the building.
7.0    Statutory Signs
Internal signs to exit are installed as necessary to comply with statutory and local authority requirements.

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